Exhibit 5.1

June 13, 2016

Under Armour, Inc.

1020 Hull Street

Baltimore, Maryland 21230

Ladies and Gentlemen:

I have acted as counsel for Under Armour, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the Registration Statement on Form S-3 (File No. 333-211850) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance by the Company of $600,000,000 aggregate principal amount of its 3.250% Senior Notes due 2026 (the “Debt Securities”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on my part, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Debt Securities have been issued pursuant to a base indenture, dated as of June 13, 2016 (the “Base Indenture”), as supplemented and amended by the first supplemental indenture, dated as of June 13, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), both between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

For purposes of this opinion, the “Underwriting Agreement” is the Underwriting Agreement related to the Debt Securities, dated June 8, 2016, among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule 1 thereto (collectively, the “Underwriters”).

In connection with this opinion letter, I, or persons reporting to me, have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company and others, in each case as I have deemed necessary or appropriate for the purposes of this opinion letter. I, or persons reporting to me, have examined, among other documents, the following:

a)	an executed copy of the Underwriting Agreement;

b)	an executed copy of the Base Indenture;

c)	an executed copy of the Supplemental Indenture;

d)	executed copies of the Debt Securities issued on the date hereof;

e)	the charter of the Company (the “Company Charter”), certified by the State Department of Assessments and Taxation of Maryland;

f)	the bylaws of the Company (the “Company Bylaws”); and

g)	resolutions relating to the Transaction Documents (as defined below) adopted by the Board of Directors and Finance Committee of the Company.

The documents referred to in items (a) through (d) above are referred to herein collectively as the “Transaction Documents.”

In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to me as conformed or facsimile, electronic or photostatic copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, statements and representations contained in the certificates and other information of or from representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

a.    The Company is a corporation validly existing in good standing under the laws of the State of Maryland;

b.    The Company has the corporate power and authority to issue and sell the Debt Securities, perform its obligations thereunder and consummate the transactions contemplated thereby; and

c.    The Debt Securities have been duly authorized by all necessary corporate action on the part of the Company and, when duly executed and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Debt Securities will be validly issued.

I am admitted to practice law only in the State of Maryland. The opinions expressed herein are limited to the laws of the State of Maryland, as currently in effect; and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein. The opinions expressed herein are given only as of the date hereof, and I undertake no responsibility to update or supplement this opinion letter after the date hereof for any reason.

I consent to the filing of this opinion as an exhibit to the Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to the references to me in the Registration Statement and the prospectus supplements related to the Debt Securities. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ John P. Stanton

John P. Stanton

Senior Vice President, General Counsel & Secretary